Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833
December 20, 2021	dcanuso@wsfsbank.com
Media Contact: Rebecca Acevedo
(215) 253-5566
racevedo@wsfsbank.com

WSFS Financial Corporation Receives All Required Approvals

to Acquire Bryn Mawr Bank Corporation

Acquisition expected to close January 1, 2022

WILMINGTON, Del. and BRYN MAWR, Pa.– WSFS Financial Corporation (Nasdaq: WSFS) (“WSFS”), the parent company of WSFS Bank, and Bryn Mawr Bank Corporation (Nasdaq: BMTC) (“BMTC”), the parent company of The Bryn Mawr Trust Company, jointly announced that WSFS has received all required approvals to acquire BMTC, and to merge its primary subsidiary, Bryn Mawr Trust, into WSFS Bank. The Board of Governors of the Federal Reserve System (the “Federal Reserve”) approved WSFS’ acquisition of BMTC, which is the final required regulatory approval for the proposed combination. With overwhelming approvals from WSFS and BMTC stockholders, and regulatory approvals from the Federal Reserve and WSFS Bank’s primary regulator, the Office of the Comptroller of the Currency, WSFS and BMTC expect to close the transaction on January 1, 2022.

“We are pleased to have received all required approvals and are looking forward to consummating our combination shortly,” said WSFS Chairman, President and Chief Executive Officer Rodger Levenson. “This combination brings together both companies’ long history of service for our Customers and Communities to form the premier, locally headquartered bank and wealth management franchise in the Greater Philadelphia and Delaware region.”

BMTC and WSFS will continue to operate separately until systems and brand conversion in late Q1 2022.

BMTC wealth management Clients will continue to be served by the same BMTC professionals and the integration of the WSFS and BMTC wealth management groups will take place throughout 2022. After the transaction closes, both banks’ Customers will have immediate and free access to the combined WSFS and BMTC ATM network of more than 600 ATMs.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Greater Philadelphia region. As of September 30, 2021, WSFS Financial Corporation had $15.4 billion in assets on its balance sheet and $27.6 billion in assets under management and administration. WSFS operates from 112 offices, 89 of which are banking offices, located in Pennsylvania (52), Delaware (42), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust Company of Delaware®, NewLane Finance®, Powdermill® Financial Solutions, West Capital Management®, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

About Bryn Mawr Bank Corporation

Bryn Mawr Bank Corporation is the holding company for The Bryn Mawr Trust Company which was founded in 1889, and is headquartered in Bryn Mawr, PA. BMTC is a locally managed, premier financial services company providing retail and commercial banking; trust administration and wealth management; and insurance and risk management solutions. As of September 30, 2021, Bryn Mawr Bank Corporation has $4.9 billion in corporate assets and $21.4 billion in wealth assets under management, administration, supervision, and brokerage. The company operates 39 banking locations, seven wealth management offices and two insurance and risk management locations in the following counties: Montgomery, Chester, Delaware, Philadelphia, and Dauphin Counties in Pennsylvania; New Castle County in Delaware; and Mercer and Camden Counties in New Jersey.

Forward-Looking Statements

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to WSFS’ and BMTC’s predictions or expectations of future business or financial performance as well as their goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “will,” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond WSFS’ and BMTC’s control) and are subject to significant risks and uncertainties (which change over time) and other factors, including WSFS’ pending acquisition of BMTC and the uncertain effects of the COVID-19 pandemic and actions taken in response thereto on WSFS’ and BMTC’s business, results of operations, capital and liquidity, which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties are discussed in detail in WSFS’ and BMTC’s Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended March 31, 2021, Form 10-Q for the quarter ended June 30, 2021, Form 10-Q for the quarter ended September 30, 2021, and other documents filed by WSFS and BMTC with the Securities and Exchange Commission from time to time.

WSFS and BMTC caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and WSFS and BMTC disclaim any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of WSFS or BMTC for any reason, except as specifically required by law. As used in this press release, the terms "WSFS", "the Company", "registrant", "we", "us", and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, and the term “BMTC” means Bryn Mawr Bank Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

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